Exhibit 10.1

August 28, 2003

Verus Support Services Inc.
18 East 50th Street, 10th Floor
New York, NY 10022

Gentlemen:

Reference is made to that certain letter agreement, dated March 6, 2003, relating to the Verus Contingent Subscription (the “Contingent Subscription Agreement”), from Verus Support Services Inc. (“Verus”) to Refocus Group, Inc. (“Refocus”), and that certain related letter agreement, dated June 11, 2003.  Defined terms used without definition in this letter will have the meanings set forth for such terms in the Contingent Subscription Agreement. In addition, Verus and Refocus are parties to that certain letter agreement, dated March 6, 2003, relating to the Advisory Engagement (the “Advisory Agreement”) pursuant to which Verus agreed to be appointed as a non-exclusive advisor for and on behalf of Refocus (as successor to Presby Corp).

As set forth in the Contingent Subscription Agreement, Verus agreed to provide the Verus Contingent Subscription in order to ensure that Refocus will receive at least $1.0 million in gross proceeds in the Post-Closing Private Placement by the end of the six-month period following the date of the Contingent Subscription Agreement, which would be September 6, 2003. The parties now desire to amend the terms of the Contingent Subscription Agreement to extend the date on which Verus would be required to make the Verus Contingent Subscription from September 6, 2003, to the earlier of (i) December 6, 2003, or (ii) the date upon which Refocus shall secure at least $1.0 million in additional financing from other sources (such extended time period being the “Deferral Period”).

In the case of clause (ii) above, if the additional financing shall be on terms at least as favorable as the initial private placement of Refocus completed on March 6, 2003, then, as set forth in the Contingent Subscription Agreement, Verus shall be released from its obligation to make the Verus Contingent Subscription.  If, however, the terms of the additional financing shall not be on terms at least as favorable as those of the private placement, then the parties agree to negotiate in good faith to determine the type and amount of the Verus Contingent Subscription.  Verus shall make such revised Verus Contingent Subscription within ten (10) days after the closing date of the additional financing.  In addition, in the event of a merger, acquisition, asset or stock purchase, or other business combination resulting in a change of control of Refocus, Verus shall be released from its obligation to make the Verus Contingent Subscription.  For purposes of this letter, a “change in control” shall be deemed to occur if any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than a majority of the total voting power of common stock of Refocus.  Nothing in this letter agreement shall be deemed to be a release of Verus’ obligation to make the Verus Contingent Subscription, except as stated herein or as otherwise agreed to in writing.

Pending the performance by Verus of the Verus Contingent Subscription, or the satisfaction of such obligation as a result of a closing of the Post-Closing Private Placement, and as compensation for the deferral of the Verus Contingent Subscription obligation, the parties hereby agree that monthly fees otherwise due under the Advisory Agreement, commencing with the fee due for September 2003 and continuing during the Deferral Period, shall be waived. The Advisory Agreement and all other terms and conditions of such agreement shall remain valid and effective for all other purposes during the Deferral Period.  Such monthly fee payment obligation shall commence again beginning the earlier of (i) December 6, 2003, or (ii) the first full calendar month following the month in which Verus makes the Verus Contingent Subscription or such obligation is otherwise satisfied.

This letter is entered into by the parties hereto without prejudice to either party’s rights to assert any claim, right or remedy in respect of the validity of the original Contingent Subscription Agreement.

Please confirm your agreement to the foregoing by signing and returning to us an executed copy of this letter.

Very truly yours,

REFOCUS GROUP, INC.

By:
Name:
Title:

Acknowledged and Agreed to:

VERUS SUPPORT SERVICES, INC.

By:
Name:
Title:

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